UNITED  STATES             OMB  APPROVAL
              SECURITIES  AND  EXCHANGE  COMMISSION   OMB  Number:  3235-0167
                      WASHINGTON, D.C. 20549          Expires: October 31, 2004
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                                     FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File  Number  CIK-  0001068170
                                                                ----------------

                        Millagro International Corp
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             (Exact name of registrant as specified in its charter)

            JBC-  550-7219-2011,  NW  79th  Ave.  Miami,  FL  33122
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Common  ($0.0001-Par)
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            (Title of each class of securities covered by this Form)

                                      N/A
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)                     Rule  12h-3(b)(1)(i)
     Rule  12g-4(a)(1)(ii)                    Rule  12h-3(b)(1)(ii)
     Rule  12g-4(a)(2)(i)                     Rule  12h-3(b)(2)(i)
     Rule  12g-4(a)(2)(ii)                    Rule  12h-3(b)(2)(ii)
                                              Rule  15d-6

Approximate number of holders of record as of the  certification or notice date:
                                                                    470  HOLDERS
                                                                    ------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter)has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Date: OCT 21,2004  By:  /s/  Paul  Taylor-  President
     ------------            ------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC  2069  (09-03)       PERSONS  WHO  RESPOND  TO THE COLLECTION OF INFORMATION
                         CONTAINED IN  THIS  FORM  ARE  NOT  REQUIRED  TO
                         RESPOND  UNLESS  THE  FORM  DISPLAYS A
                         CURRENTLY  VALID  OMB CONTROL NUMBER.